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                           Offer to Purchase for Cash

                           All Outstanding Shares of

                                  Common Stock

                                       of

                         Plenum Publishing Corporation

                                       at

                              $73.50 Net Per Share

                                       by

                             PPC Acquisition Corp.

                      a direct wholly owned subsidiary of

                              Kluwer Boston, Inc.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME ON WEDNESDAY, JULY 15, 1998, UNLESS THE OFFER IS EXTENDED.

                                                                   June 16, 1998

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase, dated June 16, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"), in connection with the offer by PPC Acquisition Corp., a Delaware corporation (the "Offeror") and a direct wholly owned subsidiary of Kluwer Boston, Inc., a Massachusetts corporation (the "Parent"), to purchase all outstanding shares of Common Stock par value $.10 per share (the "Shares"), of Plenum Publishing Corporation, a Delaware corporation (the "Company"), at a purchase price of $73.50 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is directed to the following:

    1. The offer price is $73.50 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    2. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of June 10, 1998, by and among the Parent, the Offeror and the Company (the "Merger Agreement").

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on July 15, 1998, unless the Offer is extended.

    4. The Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger (as defined in the Offer to Purchase), has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

    5. The Offer is being made for all Shares outstanding. The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date (as defined in the Offer to Purchase) and not withdrawn
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that number of Shares which together with the Shares to be acquired pursuant to the Purchase Agreements (as defined below) simultaneously with the acceptance of the Shares pursuant to the Offer, represent at least that number of Shares which would constitute a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), the Offeror obtaining certain governmental approvals and the satisfaction of certain other terms and conditions. In connection with entering into the Merger Agreement, the Offeror has entered into five Stock Purchase Agreements, each dated as of June 10, 1998 (the "Purchase Agreements"), with the stockholders identified therein (each a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 536,960 Shares representing approximately 15.3% of the outstanding Shares, on a fully diluted basis (the "Stockholders' Shares") pursuant to which the Stockholders have, among other things (i) agreed to tender into the Offer all of the Stockholders' Shares and not withdraw any of the Stockholders' Shares unless an election is made by the Offeror to purchase the Stockholders' Shares and (ii) granted to the Offeror an option to purchase the Stockholders' Shares exercisable in certain limited circumstances following the Expiration Date or the termination of the Offer by the Offeror. In addition, the Stockholders have agreed to appoint the Offeror under certain circumstances as such Stockholders' proxy to vote such Stockholders' Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement and the Purchase Agreements. The tender by the Stockholders of the Stockholders' Shares alone will not cause the Minimum Condition to be satisfied.

    6. Except as set forth in Instruction 7 of the Letter of Transmittal, tendering stockholders will not be obligated to pay stock transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided (see Instruction 9 to the Letter of Transmittal).

    7. Notwithstanding any other provision of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such shares into the Depositary's account at The Depositary Trust Company, pursuant to the procedures described in
Section 3-"Procedures for Tendering Shares" of the Offer to Purchase and (ii) the Letter of Transmittal (or manually signed facsimile thereof) properly completed and duly executed with all required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or confirmations for book-entry transfer of such Shares into the Depositary's account are actually received by the Depositary.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified in your instructions. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offeror is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law. If the Parent or the Offeror becomes aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with applicable law, the Parent or the Offeror will make a good faith effort to comply with any such law. If, after such good faith effort, the Parent or the Offeror cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by licensed brokers or dealers, the Offer shall be deemed to be made on behalf of the Parent or the Offeror by the Dealer Manager (as defined in the Offer to Purchase) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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
               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK

                        OF PLENUM PUBLISHING CORPORATION

    The undersigned acknowledges receipt of your letter and the enclosed Offer to Purchase, dated June 16, 1998 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"), in connection with the offer by PPC Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Kluwer Boston, Inc., a Massachusetts corporation, to purchase all outstanding shares of Common Stock, par value $.10 per share ("Shares"), of Plenum Publishing Corporation, a Delaware corporation, at a purchase price of $73.50 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer.

    This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                                                  SIGN HERE

                        Number of Shares to be Tendered*
----------------------------------------
                      ____________ shares of Common Stock
----------------------------------------
Signature(s)

                                                               -----------------

Dated: June 16, 1998
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                                                               Please Type or
Print Name(s)

                                                               -----------------
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                                                               Please Type or
Print Address(es)

                                                               -----------------
                                                               Area Code and
Telephone Number

                                                               -----------------
                                                               Taxpayer
Identification or
                                                               Social Security
Number

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*   Unless otherwise indicated, it will be assumed that all your Shares held by us for your account are to be tendered.

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